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Exhibit 23.1

Consent of PricewaterhouseCoopers (Paris)

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of Aventis relating to the Aventis Horizon 2003 Stock Purchase Plan, of our report dated February 4, 2003, relating to the consolidated balance sheets of Aventis and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002, which is included in the Annual Report on Form 20-F of Aventis for the year ended December 31, 2002.

September 12, 2003

PricewaterhouseCoopers Independent Auditors
By:	/s/ PRICEWATERHOUSECOOPERS

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  Exhibit 23.1